UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 23, 2014

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (484) 693-1700

Copies to:

Scott R. Jones
Pepper Hamilton LLP
3000 Two Logan Sq.
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 23, 2014, TechPrecision Corporation (the “Company”) announced that it has hired Alexander Shen as President of Ranor, Inc., a wholly owned subsidiary of the Company (“Ranor”), effective June 23, 2014, in replacement of Robert Francis, who is departing to pursue other opportunities.  The Company and Mr. Francis are discussing Mr. Francis’ continued role in a transitional capacity with the Company following Mr. Shen’s appointment as President of Ranor.

A copy of a press release issued by the Company announcing Mr. Shen’s employment is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Employment of Alexander Shen

The Company and Mr. Shen entered into an Employment Agreement (the “Shen Employment Agreement”), governing Mr. Shen’s employment as President of Ranor.  Pursuant to the Shen Employment Agreement, Mr. Shen will: (i) receive an annual base salary of $275,000; (ii) receive an award of stock options to purchase shares of the Company’s common stock, granted pursuant to the TechPrecision Corporation 2006 Long-Term Incentive Plan, as amended, with a Black Scholes value of $250,000 at the time of grant; and (iii) be eligible for an annual cash performance bonus of up to 50% of base salary, subject to goals and objectives set by the Board of Directors of the Company.  Under the Shen Employment Agreement, Mr. Shen also will be eligible to participate in the Company’s benefits provided to other senior executives as well as benefits available to Company employees generally.

The foregoing description of the Shen Employment Agreement is qualified in its entirety by reference to the Shen Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated June 20, 2014, between Ranor, Inc. and Alexander Shen

99.1	TechPrecision Corporation Press Release, dated June 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2014	By: /s/ Richard Fitzgerald
Name: Richard Fitzgerald Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated June 20, 2014, between Ranor, Inc. and Alexander Shen

99.1	TechPrecision Corporation Press Release, dated June 23, 2014.